Exhibit 3.3

CERTIFICATE OF AMENDMENT OF
THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

AFFIRM HOLDINGS, INC.

The undersigned, Max Levchin, hereby certifies that:

1.       He is the duly elected Chief Executive Officer of Affirm Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”).

2.       The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on June 12, 2019.

3.       Pursuant to Section 242 of the Delaware General Corporation Law, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation hereby amends and restates the section entitled “ARTICLE IV(A)” of the Certificate of Incorporation of the Company, to read in its entirety as follows:

“Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 453,860,292 shares, each with a par value of $0.00001 per share. 304,000,000 shares shall be Common Stock and 149,860,292 shares shall be Preferred Stock.”

4.       The foregoing Certificate of Amendment has been duly adopted by the Company’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 141, 228 and 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on December 30, 2020.

/s/ Max Levchin
Max Levchin, Chief Executive Officer